SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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VASCULAR SOLUTIONS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Dear Fellow Shareholder:

          You are cordially invited to attend the 2010 annual meeting of shareholders of Vascular Solutions, Inc., which will be held at the Radisson Hotel & Conference Center, 3131 Campus Drive, Plymouth, Minnesota beginning at 1:30 p.m. on Thursday, April 22, 2010.

          This booklet contains your official notice of the 2010 annual meeting of shareholders and a proxy statement that includes information about matters to be acted upon at the annual meeting. Officers and directors of Vascular Solutions, Inc. will be at the meeting to review the company’s operations and to answer questions and discuss matters that may properly arise.

          Whether or not you plan to attend the annual meeting, please complete, sign, date and mail the enclosed proxy card promptly. If you attend the annual meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card.

          I sincerely hope that you will be able to attend our annual meeting to review the past year and our future plans.

Sincerely,

Howard C. Root
Chief Executive Officer

March 19, 2010

VASCULAR SOLUTIONS, INC.
6464 Sycamore Court
Minneapolis, Minnesota 55369

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 22, 2010

          The 2010 annual meeting of the shareholders of Vascular Solutions, Inc., a Minnesota corporation, will be held at the Radisson Hotel & Conference Center, 3131 Campus Drive, Plymouth, Minnesota, beginning at 1:30 p.m. on Thursday, April 22, 2010 for the following purposes:

1.	To elect seven directors to serve on the Board of Directors for a term of one year and until their successors are duly elected and qualified.

2.	To amend and restate the Vascular Solutions, Inc. Employee Stock Purchase Plan to extend its term for ten years and make other clarifying amendments.

3.	To ratify the appointment of Baker Tilly Virchow Krause, LLP as our independent registered public accounting firm for the year ending December 31, 2010.

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

          The Board of Directors recommends that an affirmative vote be cast in favor of all director nominees, for amending and restating the Vascular Solutions, Inc. Employee Stock Purchase Plan, and for ratification of the independent registered public accounting firm.

          Only holders of record of common stock at the close of business on March 8, 2010 will be entitled to notice of and to vote at the annual meeting or any adjournment thereof. It is important that your shares of common stock be represented at the annual meeting. You are urged to complete, sign and date the accompanying proxy card, which is solicited by the Board of Directors of Vascular Solutions, and mail it promptly in the enclosed envelope. Your proxy will not be used if you attend the annual meeting and vote in person. If you wish to attend the meeting to vote in person and need directions, please contact Vascular Solutions’ investor relations at 763.656.4300 or investorrelations@vascularsolutions.com.

By Order of the Board of Directors

James Hennen
Secretary

March 19, 2010

IMPORTANT: PLEASE RETURN EACH PROXY CARD SENT TO YOU.

PROXY STATEMENT

          This proxy statement is provided in connection with the 2010 annual meeting of shareholders of Vascular Solutions, Inc. and any adjournment or postponement of the meeting. The accompanying proxy is solicited by our Board of Directors. This proxy statement and the accompanying form of proxy are first being sent or given to shareholders on or about March 19, 2010.

Record Date; Shareholders Entitled to Vote; Quorum

          Holders of record of the shares of our common stock at the close of business on March 8, 2010, will be entitled to vote on all matters at the annual meeting. Each share of common stock will be entitled to one vote, and there is no cumulative voting. On March 8, 2010, a total of 16,640,723 shares of common stock were outstanding. A majority of the voting power of the outstanding shares of common stock entitled to vote, represented in person or by proxy, will be required to constitute a quorum for the annual meeting.

Voting Your Shares

          Our Board of Directors is soliciting proxies from our shareholders. By completing and returning the accompanying proxy, you will be authorizing Howard Root and James Hennen to vote your shares. If your proxy is properly signed and dated, it will be voted as you direct. If you attend the annual meeting in person, you may vote your shares by completing a ballot at the meeting.

Changing Your Vote by Revoking Your Proxy

          Your proxy may be revoked at any time before it is voted at the annual meeting by giving us notice of revocation, in writing, by execution of a later dated proxy or by attending and voting at the annual meeting.

How Proxies Are Counted

          If you return a signed and dated proxy card but do not indicate how the shares are to be voted, those shares will be voted FOR each of the director nominees, FOR the amended and restated Vascular Solutions, Inc. Employee Stock Purchase Plan, and FOR ratification of the independent registered public accounting firm. Votes cast by proxy or in person at the annual meeting will be tabulated by the election inspectors appointed for the annual meeting.

          Shares voted as abstentions on any matter (or a “withhold vote for” as to directors) will be counted for purposes of determining the presence of a quorum at the annual meeting and treated as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which a shareholder has abstained. If a broker submits a proxy that indicates the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to such matters.

          Our Board of Directors knows of no other matters to be presented for action at the annual meeting other than those set forth herein. If any other matters properly come before the annual meeting, however, the persons named in the proxy will vote on such other matters and/or for other nominees in accordance with their best judgment. This includes a motion to adjourn or postpone the annual meeting to solicit additional proxies.

Cost of Solicitation

          All expenses in connection with this solicitation will be paid by Vascular Solutions. Our officers, directors and regular employees, who will receive no extra compensation for their services, may solicit proxies by telephone or electronic transmission.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 22, 2010

          In addition to providing you with a copy by mail of this Proxy Statement and the Annual Report, these documents are available on Vascular Solutions’ website at http://www.vascularsolutions.com. These materials are provided free of charge and will remain available through the conclusion of the Annual Meeting.

PROPOSAL 1:
ELECTION OF DIRECTORS

          Our Board of Directors currently has seven members, all of whom have been nominated for election to our Board of Directors at the 2010 annual meeting of shareholders to hold office for a term of one year and until their successors are duly elected and qualified (except in the case of earlier death, resignation or removal). In the unlikely event that the nominees are unable to stand for election at the annual meeting, the persons named as proxies will vote for such other persons as the Board of Directors or proxies may designate.

          Information regarding the nominees to the Board of Directors is set forth below.

          John Erb, age 61, has served on our Board of Directors since October 2002. Mr. Erb has over 30 years of experience in the medical device industry. Mr. Erb is currently Chief Executive Officer of Cardia Access, Inc., a medical device company involved in developing new devices for the treatment of heart disease. Mr. Erb is also Chief Executive Officer of Harbinger Medical, Inc., a medical device company developing a diagnostic device to identify patients with elevated risk for sudden cardiac death. During 2007, Mr. Erb served as Executive Chairman of the Board of CHF Solutions, Inc., a medical device company involved in the development, manufacturing and distribution of devices to treat congestive heart failure. From 2001 through 2006, Mr. Erb was Chief Executive Officer of CHF Solutions, Inc. CHF Solutions was acquired by Gambro in 2010. From 1997 through 2001, Mr. Erb was President and Chief Executive Officer of IntraTherapeutics, Inc., a medical device company involved in the development, manufacturing and distribution of peripheral vascular stents. IntraTherapeutics was acquired by Sulzer Medica in 2001. Mr. Erb also serves as a director of SenoRx, Inc., as well as several private companies. We believe Mr. Erb’s experience in the medical device industry, particularly his experience serving as the Chief Executive Officer or a member of the Board of Directors of several medical device companies, makes him well-suited to serve as a member of our Board of Directors.

          Michael Kopp, age 53, has served on our Board of Directors since November 2000. Mr. Kopp has over 25 years of experience in the medical device industry. He has been a private investor and industry consultant since September 1999. In December 2009, Mr. Kopp became President and Chief Executive Officer of Auburn Flight Services Group/Northwest Aviation College, an accredited regional provider of aviation education curriculum. Mr. Kopp has been a member of the Board of Directors of Spiration, Inc., a privately funded medical device company, since 2000 and currently serves as Chairman of the Board. From April 1995 to August 1999, Mr. Kopp was President and Chief Executive Officer of IsoStent, Inc., a medical device company which was acquired by Johnson and Johnson. From January 1994 to March 1995, Mr. Kopp was President and Chief Executive Officer of Devices for Vascular Intervention,

Inc., a medical device company which was acquired by Eli Lilly and Company. We believe Mr. Kopp’s experience in the medical device industry, particularly his experience serving as a Chief Executive Officer and a member of the Board of Directors of several medical device companies, makes him well-suited to serve as a member of our Board of Directors.

          Richard Nigon, age 62, has served on our Board of Directors since November 2000. Mr. Nigon is currently Senior Vice President of Cedar Point Capital, Inc., a private company that raises capital for early stage companies. From February 2001 until December 2006, Mr. Nigon was a Director of Equity Corporate Finance for Miller Johnson Steichen Kinnard (“MJSK”), a privately held investment firm. In December 2006, MJSK was acquired by Stifel Nicolaus and Mr. Nigon became a Managing Director of Private Placements until May 2007. From February 2000 to February 2001, Mr. Nigon served as the Chief Financial Officer of Dantis, Inc., a web hosting company. Prior to joining Dantis, Mr. Nigon was employed by Ernst & Young, LLP from 1970 to 2000, where he served as partner from 1981 to 2000. While at Ernst & Young, Mr. Nigon served as the Director of Ernst & Young’s Twin Cities Entrepreneurial Services Group and was the coordinating partner on several publicly-traded companies in the consumer retailing and manufacturing sectors. Mr. Nigon is currently serving as a Director of Virtual Radiologic Corporation and a Director of Northern Technologies International Corporation. During the past five years, Mr. Nigon has also served at various times as a director for Restore Medical, Inc., Compex Technologies, Inc., and Endocardial Solutions, Inc. We believe Mr. Nigon’s experience in the medical device industry, particularly his experience serving as a member of the Board of Directors of several medical device companies, as well as his experience in finance, makes him well-suited to serve as a member of our Board of Directors.

          Paul O’Connell, age 57, has served on our Board of Directors since January 2002. Mr. O’Connell is currently President of B. Braun Interventional Systems, Inc., and was previously Vice President of the Vascular Interventional Products Group of B. Braun Medical, an international medical device company, since July 2001. From 1999 through 2001, Mr. O’Connell provided marketing and technical support consulting services to medical device companies. Mr. O’Connell was the owner of Sablier, a medical device company, from 1998 through 1999 where he developed new technologies for the treatment of thromboembolic diseases and for distal protection during carotid endarterectomy. From 1993 through 1998, Mr. O’Connell was Vice-President and General Manager of the Vena Tech division of B. Braun Medical, a medical device business he originally co-founded in 1988 and sold to B. Braun Medical in 1993. We believe Mr. O’Connell’s experience in the medical device industry, particularly his experience as an executive at several medical device companies, makes him well-suited to serve as a member of our Board of Directors.

          Howard Root, age 49, has served as our Chief Executive Officer and a member of our Board of Directors since he co-founded Vascular Solutions in February 1997. From 1990 to 1995, Mr. Root was employed by ATS Medical, Inc., a mechanical heart valve company, most recently as Vice President and General Counsel. Prior to joining ATS Medical, Mr. Root practiced corporate law, specializing in representing emerging growth companies, at the law firm of Dorsey & Whitney LLP for over five years. Mr. Root is also a member of the Board of Directors of the Medical Device Manufacturers Association (MDMA). We believe Mr. Root’s experience in the medical device industry, particularly his experience as the co-founder and Chief Executive Officer of Vascular Solutions, makes him well-suited to serve as a member of our Board of Directors.

          Jorge Saucedo, age 46, has served on our Board of Directors since April 2006. Dr. Saucedo is Professor of Medicine, Vice Chief, Clinical Affairs, Cardiovascular Section, and Director, Cardiac Catheterization Laboratories at the University of Oklahoma Health Sciences Center where he has served since 2002. From 1998 to 2002, Dr. Saucedo was Assistant Professor of Internal Medicine, and Director, Catheterization Laboratories at the University of Arkansas for Medical Sciences. Dr. Saucedo’s post graduate work includes fellowships in interventional cardiology at Washington

Hospital Center in Washington, D.C. and the University of Michigan Hospitals, Ann Arbor as well as a cardiology fellowship at Instituto Nacional de Cardiologia “Ignacio Chávez,” Mexico City, Mexico. We believe Dr. Saucedo’s experience as an interventional cardiologist makes him well-suited to serve as a member of our Board of Directors.

          Charmaine Sutton, age 50, has served on our Board of Directors since July 2007. Ms. Sutton is an expert in regulatory strategies for gaining market authorization of Class II and III devices and diagnostics, and in the development, implementation, troubleshooting and improvement of ISO 13485 and FDA QSR quality systems. Since 1991, Ms. Sutton has been principal consultant and co-founder of The Tamarack Group—MPLS, Inc. (“The Tamarack Group”), an association of consultants assisting developers and manufacturers of medical devices, diagnostics, pharmaceuticals, biologics and combination products with regulatory and quality system activities. Ms. Sutton provided consulting services to Vascular Solutions through The Tamarack Group, and effective March 15, 2010 became an officer and employee of Vascular Solutions as our Senior Vice President of Operations. Prior to co-founding The Tamarack Group, Ms. Sutton held Director and VP level Engineering, Regulatory, Quality and Clinical positions in start-up companies, and was a research scientist in the laser fusion program at Lawrence Livermore National Laboratory. Currently, Ms. Sutton is an adjunct instructor for the Regulatory Affairs and Services graduate program at St. Cloud State University. We believe Ms. Sutton’s experience in the medical device industry, particularly her experience as a consultant in regulatory affairs related to medical devices, makes her well-suited to serve as a member of our Board of Directors.

          The Board of Directors has determined that all of the members of the Board are “independent” directors under the current NASDAQ Global Market listing standards, other than Mr. Root and Ms. Sutton. Mr. Root is not independent because he is employed by Vascular Solutions as our Chief Executive Officer. Ms. Sutton is not considered an independent director because she became an officer and employee of Vascular Solutions as our Senior Vice President of Operations, effective March 15, 2010. In addition, Ms. Sutton is not considered an independent director because she provided consulting services to Vascular Solutions in regulatory and clinical research areas through The Tamarack Group, of which she is a principal. Ms. Sutton’s consulting services for Vascular Solutions ended on February 28, 2010.

          In assessing the independence of our directors, our Board of Directors carefully considered all of the transactions, relationships and arrangements between Vascular Solutions and our independent directors or their affiliated companies. This review was based primarily on responses of the directors to questions in a directors’ and officers’ questionnaire regarding employment, business, familial, compensation and other relationships with Vascular Solutions and our management. In assessing director independence, the Board of Directors considered our consulting relationship with The Tamarack Group, of which our director, Charmaine Sutton, is co-founder and a principal consultant. More information regarding this relationship is provided below under the heading “Related Person Transaction Policy.” The Board of Directors also considered our relationship with Normedix, a consulting firm of which Charmaine Sutton’s husband is the founder and a consultant. Vascular Solutions utilized services in the amount of $55,000 from Normedix in 2009. Because of our transactions with The Tamarack Group, our Board of Directors determined that Ms. Sutton does not qualify as independent. The only other relationship that was considered by the Board during this review of independence was our multi-year contract with B. Braun Medical, Inc. for the purchase of D-Stat Dry hemostatic bandages. One of our directors, Mr. Paul O’Connell, is the president of a subsidiary of B. Braun Medical. B. Braun Medical is a large, multinational medical products company with over 38,000 employees worldwide. In fiscal 2009, 2008, and 2007, Vascular Solutions sold $458,000, $495,000, and $489,000 of product to B. Braun Medical. The Board determined that this relationship did not impair Mr. O’Connell’s independence because his indirect interest in this transaction between Vascular Solutions and B. Braun was not material, and the amounts involved were immaterial to Vascular Solutions and the affiliated company when compared to their annual gross revenues. The Board also determined that there was no transaction, relationship or arrangement between Vascular Solutions and our independent directors or the independent directors’ affiliated companies which could influence the director’s impartial judgment as a director of Vascular Solutions.

          OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES.

          In accordance with Minnesota law, the nominees for election as directors at the 2010 annual meeting will be elected by a plurality of the votes cast at the meeting. This means that since shareholders will be electing seven directors, the seven nominees receiving the highest number of votes will be elected. The number of votes withheld from one or more director nominees will have no effect on the election of any director who is among the seven nominees receiving the highest number of votes FOR his/her election. Proxies will be voted FOR the nominees unless otherwise specified.

CORPORATE GOVERNANCE

Meetings Attendance

          Each of our directors is expected to make a reasonable effort to attend all meetings of the Board, applicable committee meetings and our annual meeting of shareholders. All of our directors attended our 2009 annual meeting of shareholders. During 2009, the Board of Directors held five meetings. During 2009, each current director attended at least 75% of the total number of meetings of the Board of Directors and committees of the Board on which they served.

Committees of the Board of Directors

          The Board of Directors has an Audit Committee and a Compensation Committee, which are described below. Each of the committees has adopted and operates under a written charter. The charters can be found on our website at www.vascularsolutions.com by clicking under “Investor Relations.” The Board of Directors does not have a Nominating Committee or a Nominating Committee charter. The Board believes that the entire Board of Directors should be involved in the consideration of director nominees.

          The Board of Directors has an Audit Committee composed of Mr. Erb, Mr. Nigon and Mr. O’Connell, all of whom are “independent” under the current NASDAQ Global Market listing standards and the rules of the Securities and Exchange Commission (the “SEC”). Mr. Nigon currently serves as the Chairman of the Audit Committee. The Board has identified Mr. Erb and Mr. Nigon as meeting the definition of an “audit committee financial expert” as established by the SEC. The Audit Committee’s responsibilities include facilitating our relationship with our independent registered public accounting firm; reviewing and assessing the performance of our accounting and finance personnel; communicating to our Board of Directors the results of work performed by and issues raised by our independent registered public accounting firm and legal counsel; and evaluating our management of assets and reviewing policies relating to asset management. The Audit Committee held four meetings during 2009.

          The Board of Directors has a Compensation Committee composed of Mr. Kopp, Mr. Saucedo and Mr. O’Connell, all of whom are “independent” under the current NASDAQ Global Market listing standards. Mr. Kopp currently serves as Chairman of the Compensation Committee. The Compensation Committee is responsible for discharging the responsibilities of the Board of Directors with respect to the compensation of our executive officers. The Compensation Committee sets performance goals and objectives for the Chief Executive Officer and the other executive officers, evaluates their performance with respect to those goals, and sets their compensation based upon the evaluation of their performance. In evaluating executive officer pay, the Compensation Committee considers recommendations from our Director of Human Resources with respect to the goals and compensation of the executive officers. The Compensation Committee assesses the information it receives in accordance with its business judgment. All decisions with respect to executive officer compensation are reviewed by the Board of Directors and approved by the Compensation Committee. The Compensation Committee held two meetings during 2009.

          The Board of Directors is responsible for determining the slate of director nominees for election by shareholders. All director nominees approved by the Board and all individuals appointed to fill vacancies created between our annual meetings of shareholders are required to stand for election by our shareholders at the next annual meeting.

          The Board of Directors determines the required selection criteria and qualifications of director nominees based upon the needs of Vascular Solutions at the time nominees are considered. A candidate must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care. Candidates should also exhibit proven leadership capabilities, high integrity and experience with a high level of responsibilities within their chosen fields, and have the ability to quickly grasp complex principles of business, finance, international transactions and medical technologies. In general, candidates will be preferred who hold an established executive level position in the medical field, finance, law, education, research or government. The Board of Directors will consider these criteria for nominees identified by the Board, by shareholders, or through some other source. When current Board members are considered for nomination for re-election, the Board also takes into consideration their prior Board contributions, performance and meeting attendance records.

          The Board of Directors will consider qualified candidates for possible nomination that are recommended by our shareholders. Shareholders wishing to make such a recommendation may do so by sending the following information to the Board of Directors c/o Corporate Secretary, Vascular Solutions, Inc., 6464 Sycamore Court, Minneapolis, MN 55369: (1) name of the candidate and a brief biographical sketch and resume; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and (3) a signed statement as to the submitting shareholder’s current status as a shareholder and the number of shares currently held.

          The Board of Directors conducts a process of making an assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other information. The Board of Directors considers diversity of professional experience and areas of expertise relevant to the company’s operations when identifying director nominees, but the Board does not have a specific policy with regard to the consideration of diversity. On the basis of information learned during the assessment process, the Board of Directors determines which nominee(s) to submit for election at the next annual meeting. The Board uses the same process for evaluating all nominees, regardless of the original source of the nomination.

          No candidates for director nominations were recommended to the Board of Directors by any shareholder in connection with the 2010 annual meeting. Any shareholder desiring to recommend a director candidate for consideration by the Board of Directors for our 2011 annual meeting must do so prior to November 19, 2010 in order to provide adequate time to duly consider the nominee.

          We have a formal process for shareholder communications with the Board to ensure that the views of shareholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to shareholders in a timely manner. Shareholders who wish to communicate with the Board of Directors may do so by writing to: Vascular Solutions, Inc., Board of Directors, 6464 Sycamore Court, Minneapolis, MN 55369.

Board Leadership Structure and Role in Risk Oversight

          The leadership structure of our Board of Directors does not include a Chairman, a lead independent director or similar position that identifies one member of the Board as having a leadership role among the Directors. We believe that this structure provides equal opportunity for each Director to express his or her opinions regarding the management and direction of the company, and also reinforces the individual accountability of each member of the Board of Directors.

          The Board of Directors takes an active role in risk oversight related to the company and primarily administers its role during Board and Committee meetings. During regular meetings of the Board of Directors, members of the Board discuss the operating results for each fiscal quarter with the director or vice president of each department. These discussions allow the members of the Board of Directors to analyze any significant financial, operational, competitive, economic, regulatory and legal risks of our business model, as well as how effectively we implement our strategic and budgetary goals. The independent members of the Board of Directors frequently meet without the presence of management to further discuss these topics. If applicable, the Board of Directors will also discuss any Code of Business Ethics and Conduct issues with the Compliance Officer.

          During regular Audit Committee meetings, Committee members discuss the financial results for the most recent fiscal quarter with the independent auditors, Chief Financial Officer and Chief Executive Officer. The Audit Committee also meets with and provides instruction to the independent auditors outside the presence of management. These discussions allow the members of the Audit Committee to analyze any significant risks that could materially impact the financial health of our business.

Director Compensation

          To determine how appropriate the current level of compensation for our non-employee directors is, we have historically obtained data from a number of different sources including:

•	publicly available data describing companies in the Compensation Peer Group (as defined in “Overview of Compensation and Process” below);

•	survey data collected by our human resources department; and

•	information obtained directly from other companies.

          The Compensation Committee is responsible for making recommendations to the Board of Directors regarding changes to the compensation of non-employee directors, and the Board of Directors approves any changes to non-employee director compensation. The Compensation Committee has not historically engaged in an annual review of non-employee director compensation. In 2007, the Compensation Committee reviewed and recommended a revision to non-employee director compensation which became effective April 22, 2008 and has remained unchanged. In January 2010, the Board of Directors approved a revision to non-employee director compensation which will become effective April 22, 2010.

          In 2009, the non-employee directors received an annual retainer of $10,000, were paid $2,000 per board meeting attended in person and $500 for each meeting attended by telephone. The Audit Committee chairman received an additional annual retainer of $5,000, and the other committee members each received an additional annual retainer of

$2,000. Each Audit Committee member also received $500 for every committee meeting attended. The Compensation Committee chairman received an additional annual retainer of $3,000, and the other committee members each received an additional annual retainer of $1,000. Each Compensation Committee member received $500 for every committee meeting attended. Beginning in April 2010, non-employee directors will receive an annual retainer of $15,000, and the Chair of the Audit Committee will receive an annual retainer of $7,500. No other attendance or committee fees will change.

          Consistent with previous years, each non-employee director of the Board of Directors received an option to purchase 10,000 shares of our common stock on the date of his or her initial election or re-election to the Board of Directors, with an exercise price equal to the fair market value of our common stock on such date. We also reimbursed directors for out-of-pocket expenses incurred in attending board meetings. We did not engage a compensation consultant to help us determine director compensation.

          Directors who are also our employees do not receive cash or equity compensation for services on the Board of Directors in addition to compensation payable for their services as an employee of Vascular Solutions.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)
John Erb	22,000	26,540	48,540
Michael Kopp	19,500	26,540	46,040
Richard Nigon	25,000	26,540	51,540
Paul O’Connell	20,000	26,540	46,540
Jorge Saucedo	24,000	26,540	50,540
Charmaine Sutton	20,000	26,540	46,540

(1)

The amounts in this column are calculated based on the aggregate grant date fair value computed in accordance with Accounting Standards Codification (ASC) Topic 718. The assumptions used to determine this grant date fair value can be found in Footnote 2 of our consolidated financial statements for the year ended December 31, 2009 included in our Form 10-K Annual Report. Each director was granted options to purchase 10,000 shares of common stock at the annual shareholder meeting held on April 21, 2009. These stock options vest over a 12 month period and expire after 10 years. The grant date fair value of the April 2009 option grants was determined based on a $6.39 per share fair market value on the April 21, 2009 date of the grant. Each director owned the following number of stock options at December 31, 2009: John Erb, Michael Kopp and Paul O’Connell 60,000 options; Richard Nigon 90,000 options; Jorge Saucedo 47,000 options; and Charmaine Sutton 30,000 options. None of our non-employee directors owned restricted stock awards at December 31, 2009.

Related Person Transaction Policy

          Our Code of Business Ethics and Conduct (the “Code”) provides that our Compliance Officer and the Chair of our Audit Committee are responsible for monitoring and reviewing all matters involving potential conflicts of interest, which include related person transactions. The Code also provides that the prior approval of the Board of Directors or our Compliance Officer is required with respect to any such conflict of interest. The Board of Directors has designated the General Counsel as the Compliance Officer to ensure adherence to the Code. While serving in this capacity, the Compliance Officer reports directly to the Board of Directors. All directors, officers, and employees are required to read the Code and sign a compliance certificate.

          Under the Code our directors, officers, and employees are required to report, in person or in writing, any conflict of interest or related party transaction to either the Compliance Officer or the Chair of the Audit Committee. Our Compliance Officer is authorized to investigate and determine an appropriate response for all matters arising under the Code including conflicts of interest and related party transactions.

          In addition to the Code, in 2008 we adopted a written policy and procedures regarding transactions with related persons (“Related Party Policy”), which we amended in 2009. The Related Party Policy addresses our policies, procedures, and standards for review or ratification of any transaction with a related party required to be reported in our company’s filings with the SEC (“Covered Transaction”). Pursuant to the Related Party Policy, the members of the Audit Committee are responsible for reviewing and approving Covered Transactions, using such processes and information that they deem reasonable in light of the circumstances to determine if the Covered Transaction is fair and reasonable and on terms no less favorable than could be obtained in a comparable arm’s length transaction with an unrelated party.

          During fiscal 2009, we participated in one related party transaction which is required to be disclosed under the rules of the SEC. On August 26, 2008, we entered into a Consulting Agreement with The Tamarack Group to assist us with regulatory compliance for our products. Ms. Sutton, a member of the Board of Directors, is the co-founder and a principal consultant for The Tamarack Group. The Consulting Agreement, which is terminable upon 30 days notice, provides for billing at an hourly rate for The Tamarack Group’s principals, associates and administrative personnel, as well as the direct payment by us of certain travel and administrative expenses. In 2009, we paid The Tamarack Group $354,000. Ms. Sutton provides consulting services to several clients in her role as a principal of The Tamarack Group, and is compensated by The Tamarack Group for her services. Ms. Sutton did not receive any direct payments from us as a result the consulting work she did for us.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

          We are committed to attracting, hiring and retaining an experienced management team that can successfully manufacture and sell our existing medical devices and develop new products. The Compensation Committee believes that the most effective compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the company, and which aligns executives’ interests with those of the shareholders by rewarding performance above established goals, with the ultimate objective of improving shareholder value. The Compensation Committee evaluates both performance and compensation to ensure that the company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. Accordingly, the Compensation Committee believes executive compensation packages provided by the company to its executives should include both cash and stock-based compensation that reward performance as measured against established goals.

Overview of Compensation and Process

          The Compensation Committee has worked with management to design the current executive compensation programs, following the belief that compensation should reflect the value created for the shareholders while furthering the company’s strategic goals. In doing so, the company instituted its compensation programs to achieve the following goals:

•	align the interests of management with those of shareholders;

•	provide fair and competitive compensation;

•	integrate compensation with the company’s business plans;

•	reward both business and individual performance; and

•	attract and retain key executives that are critical to the success of the company.

These objectives emphasize pay for performance by providing an incentive opportunity for at or above average performance. The compensation package for each executive officer is comprised of three elements: (i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in the industry; (ii) bonus payments contingent upon specific corporate and individual objectives; and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and our shareholders. There is no pre-established formula or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation.

          Our Director of Human Resources administers the company’s compensation program for the executive officers named in the Summary Compensation Table in this proxy statement (the “named executive officers”). As such, the Director of Human Resources prepared a report (“Report”), with input from our Chief Executive Officer, which included recommendations for compensation for the other named executive officers. The Report was submitted to the Compensation Committee for review and was used by the Compensation Committee to determine base salaries for 2009, determine incentive compensation under the Executive Incentive Compensation Plan, and to review previously granted equity awards and recommendations for future awards. The Report included two compensation surveys. The first survey, conducted by our human resources department, contains SEC proxy statement filings of the most comparable publicly held medical device companies (“Compensation Peer Group”). The Report also included a summary of compensation received by certain executive officers in the medical device industry conducted by ORC Worldwide, entitled The SIRS Executive Compensation Survey (“SIRS Report”). We did not benchmark against a specific company in the group described in the SIRS Report. We did not engage an independent compensation consultant in determining recommendations for executive officer compensation.

          In making compensation decisions, the Compensation Committee, at times, compares certain elements of total compensation against other comparable publicly traded companies in the same or related industry, including the companies in the Compensation Peer Group. The Compensation Peer Group, which is annually reviewed and updated by the Compensation Committee, consists of companies against which the Compensation Committee believes we compete for talent and stockholder investment. Such companies may have a similar number of employees, have comparable revenue levels or be headquartered in the State of Minnesota. The companies in the survey that we conducted consisted of:

Abiomed, Inc.	Endologix, Inc.	SenoRx, Inc.
American Medical Systems Holdings, Inc.	ev3 Inc.	The Spectranetics Corporation
Angeion Corporation	Kensy Nash Corporation	Synovis Life Technologies, Inc.
AngioDynamics, Inc	LeMaitre Vascular Inc.	Urologix, Inc.
Atricure, Inc.	Micrus Endovascular Corporation	Vital Images, Inc.
ATS Medical, Inc.	NMT Medical, Inc.	VNUS Medical Technologies, Inc.
Biosphere Medical, Inc.	Rochester Medical Corporation

          The Compensation Committee reviews the compensation paid to executives in the Compensation Peer Group and performance evaluations presented by management in determining the appropriate aggregate and individual compensation levels for the performance year. In conducting its review, the Compensation Committee considers quantitative performance results of the company and the overall need of the organization to attract, retain and motivate the executive team.

          Determining the Chief Executive Officer’s Compensation

          The Compensation Committee approves the Chief Executive Officer’s total compensation package. The Compensation Committee meets in executive session (without the Chief Executive Officer present) to approve the Chief Executive Officer’s base pay, annual incentive compensation and stock-based compensation, and generally base their approval upon:

•	an evaluation of total compensation made to chief executive officers in the Compensation Peer Group;

•	an evaluation of the Chief Executive Officer’s performance for the fiscal year conducted by the Compensation Committee;

•	an evaluation of the proposed total compensation of the Chief Executive Officer in comparison to the other executive officers; and

•	a comparison of the differential of total compensation made to chief executive officers and executive officers in the Compensation Peer Group.

          The evaluation is also based upon the Chief Executive Officer’s success in achieving his performance objectives which include financial, strategic and company culture/leadership goals.

Determining Compensation for the Named Executive Officers (Other than the Chief Executive Officer)

          The Compensation Committee approves the total compensation (including salary, annual incentive compensation, and stock-based compensation) for our named executive officers (excluding the Chief Executive Officer), based upon:

•	the executive’s scope of responsibilities;

•	market competitive assessment of similar roles within the Compensation Peer Group;

•	internal comparisons to the compensation of other executives, including the Chief Executive Officer;

•	oral evaluations of performance for the fiscal year, as submitted by the Chief Executive Officer; and

•	the Chief Executive Officer’s recommendations for each named executive officer’s base pay, annual incentive compensation and stock-based compensation amounts

Base Salaries

          In addition to reviewing the salaries paid to executive officers in the Compensation Peer Group, the Compensation Committee analyzes each named executive officer’s individual performance during the prior year, the company’s overall performance during the prior year, and historical compensation levels within the executive officer group in determining base salaries. Salaries are further based on experience level and time in the position, and are intended to be competitive with salaries paid to comparable executives in similar positions at other medical device companies within the Compensation Peer Group. The Compensation Committee believes executive salaries must be sufficient to attract and retain key individuals. The Compensation Committee does not use a set formula in determining base salaries nor does it set salaries based upon a certain percentage or range of salaries as compared to those executives in the Compensation Peer Group. It is our policy not to pay our named executive officers at the highest salary level relative to the officer’s peers but rather to set his or her compensation on the basis of achieving corporate and individual goals, the value of the position within the company, the value that individual brings to the position, and historical compensation levels within our executive officer group.

          For fiscal 2009, the named executive officers generally received base salary increases of approximately 2.6% to 9.4%, consistent with increases provided to other salaried employees of the company. The Compensation Committee approved the following base salaries for each of the named executive officers for the fiscal years ended 2009 and 2008:

Name	2009 Base Salary	2008 Base Salary	Percentage Increase
Howard Root	$350,000	$330,000	6.1%
James Hennen	$210,000	$200,000	5.0%
James Quackenbush(1)	$200,000	$195,000	2.6%
William Rutstein(2)	$190,000	$178,000	6.7%
Susan Christian(2)	$175,000	$160,000	9.4%

(1)	Mr. Quackenbush’s employment terminated effective February 5, 2010.

(2)	These officers were not considered Named Executive Officers during the 2008 fiscal year.

Incentive Bonus Awards

          The Compensation Committee is responsible for the administration of our Executive Incentive Compensation Plan which was established by the Compensation Committee in 2000 (and revised in 2003). The purpose of the Executive Incentive Compensation Plan is to provide executive officers with the opportunity to earn annual incentive bonus awards which are commensurate with the company’s financial performance and the executive officer’s individual contributions to that performance, and which are competitive with companies in the Compensation Peer Group.

          Under the Executive Incentive Compensation Plan, the Chief Executive Officer can earn a bonus of 40% of his base salary and other named executive officers can earn a bonus of 25% of their base salary. The Chief Executive Officer’s bonus is weighted 75% on corporate objectives and 25% on individual objectives, and the other named executive officers’ bonuses are weighted 50% on corporate objectives and 50% on individual objectives.

          At the beginning of each year, certain corporate, department and individual performance goals are set. The corporate objectives are initially proposed by our Chief Executive Officer. The Compensation Committee then reviews, revises and approves the corporate objectives. The individual performance objectives are initially proposed by each named executive officer in consultation with the Chief Executive Officer. The Compensation Committee then reviews, revises and approves the individual performance objectives. The Compensation Committee assigns a performance level for attainment of each corporate and individual objective, as well as a threshold performance level below 100% for any individual or corporate objective, and then determines an appropriate payout percentage for both scenarios. The Compensation Committee may or may not include a performance level above 100% attainment of the corporate or individual objectives, and may also reserve the discretion to subjectively analyze any achievement in excess of an individual or corporate objective. Under the Executive Incentive Compensation Plan, there are no guaranteed minimum payouts, which means the minimum level of payout for any objective or all the objectives is zero.

          Each fiscal quarter the Board of Directors reviews the performance of the company against the corporate objectives, and reviews the performance of each named executive officer against their individual objectives. At the end of the fiscal year, the Compensation Committee determines overall individual achievement for each named executive officer by taking the achievement percentage for each individual objective, multiplying the achievement percentage by the weight given to each individual objective, and then totaling the individual percentages to obtain the overall percentage of individual objectives achieved.

          As necessary, the Compensation Committee may modify or re-weigh the corporate objectives and/or individual objectives during the course of the fiscal year to reflect changes in the company’s business plan. The Compensation Committee did not modify or re-weigh the corporate objectives in 2009. One individual objective was modified in 2009. Based upon results achieved, the named executive officers receive bonus awards in accordance with the following standards.

2009 Vascular Solutions Corporate Objectives

          The following table outlines the 2009 corporate objectives set under the Executive Incentive Compensation Plan as well as the relative weightings assigned to each objective.

Vascular Solutions Corporate Objectives	Weight of Objective
1) Achieve over $71 million in net revenue in 2009.	30%
2) Attain 2009 annual net income before taxes (excluding any litigation gain, but including stock based compensation) of at least $9.0 million.	30%
3) Launch five material new products in the U.S. during the forecasted month with acceptable clinical performance.	20%
4) Complete development (through design freeze or executed corporate partnership) of two products that each has the potential for > $100 million in annual revenue for VSI.	20%

          For the first objective, we had to obtain 95% of the $71 million objective for any payout, at which level the payout would be 50%, increasing by increments of 10% for every 1% above 95% up to 100% at $71 million. In 2009, net revenue for Vascular Solutions was $68.4 million. The Compensation Committee, therefore, determined that Vascular Solutions achieved a 60% payout for the first corporate objective.

          For the second objective, we had to obtain net income of at least $7.5 million, at which level the payout would be 55%, increasing by 3% for every $100,000 above $7.5 million. In 2009, Vascular Solutions reported net income of $8.17 million before taxes, and therefore achieved a 73% payout for the second corporate objective.

          For the third objective, we had to launch at least three of the five products within one month of the forecasted month, all with acceptable clinical performance, at which level the payout would be 50%, increasing by 10% for each of the fourth and fifth products and increasing by 5% for each product that was launched during the forecasted month (with 10% for the final product launched in the forecasted month). In 2009, we launched three products within one month of the forecasted month, and launched two of those products during the forecasted month, and therefore achieved a 65% payout for the third corporate objective.

          For the fourth corporate objective, we had to license or develop to design freeze by December 31, 2009 at least one new product, at which level the payout would be 50%, increasing to 100% payout for two such products. In 2009, one product was developed to design freeze, resulting in a 50% payout.

          The following table summarizes the results of Vascular Solutions 2009 corporate objectives and the Compensation Committee’s determination of the achievement of those objectives as described above.

Vascular Solutions Corporate Objectives	Weight of Objective	Achievement of Objective	Total
1) Achieve over $71 million in net revenue in 2009.	30%	60%	18.0%
2) Attain 2009 annual net income before taxes (excluding any litigation gain, but including stock based compensation) of at least $9.0 million.	30%	73%	21.9%
3) Launch five material new products in the U.S. during the forecasted month with acceptable clinical performance.	20%	65%	13.0%
4) Complete development (through design freeze or executed corporate partnership) of two products that each has the potential for > $100 million in annual revenue for VSI.	20%	50%	10.0%
		Total	62.9%

          As reflected in the above table, in 2009 62.9% of the overall corporate objectives were achieved.

2009 Individual Objectives

          The 2009 individual objectives set under the Executive Incentive Compensation Plan for each of the named executive officers are summarized below.

          Howard Root’s individual objectives were generally based upon: retaining and improving senior management; meeting the objectives of the 2009 Investor Relations plan; achieving specific development milestones for certain products; and maintaining a strategic plan to achieve a net sales target within a specified period. Overall, Mr. Root met 48% of his individual objectives.

          James Hennen’s individual objectives were generally based upon: meeting the objectives of the 2009 Investor Relations plan; managing outstanding receivables and limiting write-offs; reducing the days of inventory on hand; and working in concert with Mr. Quackenbush to reduce costs in the manufacturing and facility budgets. Overall, Mr. Hennen met 76.25% of his individual objectives.

          James Quackenbush’s individual objectives were generally based upon: maintaining certain on-time shipping, failure free, product error and recall rates; improving overall facility management; substantially improving the manufacturing engineering and materials functions; achieving a certain COGS level for some manufactured products; reducing the days of inventory on hand; and working in concert with Mr. Hennen to reduce costs in the manufacturing and facility budgets. Overall, Mr. Quackenbush met 80.75% of his individual objectives.

          William Rutstein’s individual objectives were generally based upon: developing relationships with certain distributors; achieving an international revenue number for a specified product line; achieving an international revenue number for a new product; and achieving an overall international sales revenue number, an objective for which the Compensation Committee provided Mr. Rutstein with a discretionary partial award. Overall, Mr. Rutstein met 40% of his individual objectives.

          Susan Christian’s individual objectives were generally based upon: achieving a certain revenue number for sales in the United States; managing the sales estimate process; increasing sales made to group purchasing organizations; creating a field sales representative performance evaluation system with the Director of Human Resources; and reducing overall expenses for the sales departments, an objective for which Ms. Christian exceeded the 100% payout level. Overall, Ms. Christian achieved 71.25% of her individual objectives.

Bonuses Awarded

          At its December 2009 meeting, the Compensation Committee analyzed the percentages of achievement of the corporate and individual objectives in awarding bonuses under the Executive Incentive Compensation Plan subject to the company’s final year-end numbers. The Compensation Committee and the Board of Directors approved the 2009 bonus awards on January 29, 2010. For fiscal 2009, Mr. Root’s incentive bonus award consisted of $66,045 based on achievement of the corporate objectives and $16,800 based on achievement of his individual objectives. For fiscal 2009, Mr. Hennen’s incentive bonus award consisted of $16,511 based on achievement of the corporate objectives and $20,016 based on achievement of his individual objectives. For fiscal 2009, Mr. Quackenbush’s incentive bonus award consisted of $15,725 based on achievement of the corporate objectives and $20,188 based on achievement of his individual objectives. For fiscal 2009, Mr. Rutstein’s incentive bonus award consisted of $14,939 based on the achievement of the corporate objectives and $9,500 based upon achievement of his individual objectives. For fiscal 2009, Ms. Christian’s incentive bonus award consisted of $13,759 based on the achievement of the corporate objectives and $15,586 based upon the achievement of his individual objectives. The following table summarizes the total bonus award for each named executive officer in 2009:

Name	Potential Bonus as a Percentage of Salary	Corporate Level of Achievement of Objectives in 2009 (%)	Individual Level of Achievement of Objectives in 2009 (%)	Bonus Earned (%)	Bonus Awarded ($)
Howard Root	40.00(1)	62.90	48.00	59.18	82,845
James Hennen	25.00(2)	62.90	76.25	69.58	36,527
James Quackenbush	25.00(2)	62.90	80.75	71.83	35,913
William Rutstein	25.00(2)	62.90	40.00	51.45	24,439
Susan Christian	25.00(2)	62.90	71.25	67.08	29,345

(1)	Weighted 75% on corporate objectives and 25% on individual objectives.

(2)	Weighted 50% on corporate objectives and 50% on individual objectives.

Long-Term Incentives

          Long-term incentives are provided to the named executive officers through the grant of restricted shares. The general policy of the company is to grant restricted shares to executives at the first Board of Directors meeting of the year. The grants are designed to align the interest of each executive officer with those of our shareholders and provide each executive officer with an incentive to manage our business from the perspective of an owner with an equity stake in the business. In general, we view the grants as incentives for future performance and not as compensation for past accomplishments. While there is no set formula that we use in granting restricted stock shares to executive officers, the Compensation Committee takes into consideration the job responsibilities, experience and contributions of the individual, time in the position, as well as the recommendations of our Chief Executive Officer, in determining the amount (if any) of restricted shares to award to executive officers. The Compensation Committee also considers stock awards made by companies in the Compensation Peer Group and awards made to other executive officers of the company.

          In 2009, the Compensation Committee reviewed and recommended to the Board of Directors for approval the following restricted share awards to the named executive officers. The Board of Directors approved the following restricted share awards as a reflection of each executive’s performance and the impact of the executive’s knowledge, skills and abilities to meet the corporation’s milestones for the year ended December 31, 2009:

Name	2009 Restricted Stock Award
Howard Root	25,000
James Hennen	10,000
James Quackenbush	10,000
William Rutstein	10,000
Susan Christian	10,000

          The restricted stock award vests 50% at the two-year anniversary of the date of the grant, 25% at the third-year anniversary of the date of the grant, and 25% at the fourth-year anniversary of the date of the grant. The restricted stock award is further conditioned on continued employment with Vascular Solutions. In the event that an executive officer’s employment is terminated for any reason (other than change of control), including death or disability, prior to vesting, all of the executive officer’s rights to all of the unvested shares shall be immediately and irrevocably forfeited.

Payments upon Change of Control

          Named executive officers are eligible for change of control payments under two separate compensation arrangements. First, upon becoming an executive officer, each employee signs an employment agreement that provides for certain benefits if the executive officer’s employment is terminated within 12 months following a “change in control” as defined in the agreement unless such termination was by us for cause, by the officer other than for “good reason,” or because of the officer’s disability or death. The Compensation Committee believes these benefits will eliminate or reduce any reluctance our executive officers may have to pursue potential change of control transactions that may be in the best interest of shareholders. These employment agreements with executives provide for a “double trigger”, which means that there must be a change of control and either the termination of the employee or the employee’s departure after a certain set of criteria defined as “good cause” have occurred before the executive officer is entitled to any payment under the agreement. The Compensation Committee believes this prevents unnecessary payments to executive officers during a friendly (non-hostile) takeover where the executive’s employment is not terminated or if the employee voluntarily leaves without “good cause” as defined in the employment agreement.

          Second, the Restricted Stock Award Agreements that employees receive in connection with each restricted stock award contains a change of control provision that modifies the vesting schedule in the award such that all unvested shares vest upon a “change in control” as defined in the agreements. These agreements provide for a “single trigger,” which means that a change of control alone triggers the vesting of any unvested restricted stock. The Compensation Committee believes that a “single trigger” is warranted because it removes certain restrictions on selling shares of stock already granted to the employees upon the occurrence of a change of control. This “single trigger” does not impact the number of shares an employee has the ability to vote upon a change of control so long as he or she remains an employee because employees are granted voting rights in 100% of the shares underlying a grant of restricted stock on the grant date.

Compliance with Internal Revenue Code Section 162(m)

          As a result of Section 162(m) of the Internal Revenue Code of 1986, as amended, we will not be allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any one year. This limitation will apply to all compensation paid to the covered executive officers which is not considered to be performance-based. Compensation which does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation. The Committee believes that options and restricted stock awards granted under our Stock Option and Stock Award Plan will meet the requirements for qualifying as performance-based.

          Section 162(m) did not affect the deductibility of compensation paid to our named executive officers in 2009 and is not anticipated to materially affect the deductibility of such compensation expected to be paid. The Compensation Committee will continue to monitor this matter and may propose additional changes to the executive compensation program if the Compensation Committee determines it to be warranted and in line with our compensation objectives.

Compensation Committee Report

          The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Compensation Committee of the Board of Directors:

Michael Kopp, Chairman Paul O’Connell Jorge Saucedo

Summary Compensation Table

          The following table shows compensation for the last three fiscal years for the individuals who served as Chief Executive Officer and Chief Financial Officer during 2009 and each of the other three most highly compensated executive officers who were serving as executive officers at the end of 2009.

Name and Principal Position	Year	Salary($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Howard Root	2009	350,000	230,000	―	82,845	―	662,845
Chief Executive Officer	2008	330,000	150,750	―	103,488	―	584,238
	2007	310,000	367,500	―	96,255	―	773,755
James Hennen	2009	210,000	92,000	―	36,527	2,624	341,151
Vice President of Finance, Chief	2008	200,000	60,300	―	38,175	2,403	300,878
Financial Officer and Secretary	2007	190,000	105,000	―	38,891	1,957	335,848
James Quackenbush	2009	200,000	92,000	―	35,913	2,492	330,405
Vice President of Manufacturing (4)	2008	195,000	60,300	―	35,423	2,437	293,160
	2007	190,000	105,000	―	40,612	2,192	337,804
William Rutstein Vice President of International Sales(5)	2009	190,000	92,000	―	24,439	2,373	308,812
Susan Christian Vice President of Sales Operations(5)	2009	175,000	92,000	―	29,345	1,765	298,110

(1)

The amounts in this column are calculated based on the aggregate grant date fair value computed in accordance with ASC Topic 718. The assumptions used to determine this grant date fair value can be found in Footnote 2 of our consolidated financial statements for the year ended December 31, 2009 included in our Form 10-K Annual Report. The grant date fair value of the 2009 Stock Awards was determined based on a $9.20 per share fair market value on the grant date, January 30, 2009. The grant date fair value of the 2008 Stock Awards was determined based on a $6.03 per share fair market value on the grant date, February 1, 2008. The grant date fair value of the 2007 Stock Awards was determined based on a $10.50 per share fair market value on the grant date, January 26, 2007.

(2)	Represents bonuses earned under our Executive Incentive Compensation Plan as described under the “Incentive Bonus Awards” section in the Compensation Discussion and Analysis.

(3)	Amounts shown for each executive officer include the matching contributions made to the 401(k) savings plan on behalf of the executive officer.

(4)	Mr. Quackenbush’s employment with Vascular Solutions, Inc. terminated effective February 5, 2010.

(5)	Mr. Rutstein and Ms. Christian were not Named Executive Officers in 2007 or 2008.

Grants of Plan-Based Awards

          The following table summarizes the 2009 grants of equity and non-equity plan-based awards to the executive officers named in the Summary Compensation Table.

					All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards($) (4)

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)
Name	Grant Date (1)	Threshold($)	Target($)	Maximum($)
Howard Root	―	―	―	140,000	―
	1/30/09	―	―	―	25,000	64,221
James Hennen	―	―	―	52,500	―
	1/30/09	―	―	―	10,000	25,689
James Quackenbush	―	―	―	50,000	―
	1/30/09	―	―	―	10,000	25,689
William Rutstein	―	―	―	47,500	―
	1/30/09	―	―	―	10,000	25,689
Susan Christian	―	―	―	43,750	―
	1/30/09	―	―	―	10,000	25,689

(1)	The grant date of all equity awards is the date on which the Board of Directors approved the award.

(2)

Under the Executive Incentive Compensation Plan, named executive officers are eligible for a bonus determined based upon a percentage of their base salary. All named executive officers except for the Chief Executive Officer are eligible for a bonus up to 25% of his or her base salary. The Chief Executive Officer is eligible for a bonus up to 40% of his base salary. The maximum column represents the full 25% and 40% of base salary, respectively. The Compensation Committee does not assign an overall minimum threshold or target that a named executive officer must achieve in order to receive any payout at all. Instead, the percentage of achievement for each individual goal is added to create an overall percentage of individual objectives achieved. A similar calculation is done for the corporate objectives. Then, the Chief Executive Officer’s bonus is weighted 75% on corporate objectives and 25% on individual objectives, and the other named executive officers’ bonuses are weighted 50% on corporate objectives and 50% on individual objectives. Under the Executive Incentive Compensation Plan, there are no guaranteed minimum payouts. In other words, the minimum level of payout or the threshold level is zero. In certain instances, the Executive Incentive Compensation Plan allows for payment of awards in excess of the target. The bonuses are reviewed and approved by the Compensation Committee. The actual awards made to the executive officers are reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation table and are discussed further above under the heading “Compensation Discussion and Analysis” in the “Incentive Bonus Awards” section.

(3)

Represents restricted stock awarded under the Stock Option and Stock Award Plan. Each restricted stock award vests 50% at the two-year anniversary of the date of the grant, 25% at the third-year anniversary of the date of the grant, and 25% at the fourth-year anniversary of the date of grant. The restricted stock award is further conditioned on continued employment with Vascular Solutions. In the event that an executive officer’s employment is terminated for any reason (other than a change of control), including death or disability, prior to vesting, all of the executive officer’s rights to all of the unvested shares shall be immediately and irrevocably forfeited. Holders of restricted stock have the right to receive dividends on the shares of restricted stock held by them.

(4)

The amounts included under this column reflect the dollar amount recognized for financial statement reporting purposes using FAS 123R (ASC Topic 718) in fiscal 2009. A discussion of the assumptions made in the valuation of our stock options, restricted stock awards and the forfeitures is located in footnote 2, “Summary of Significant Accounting Policies” and footnote 8, “Stock Options and Restricted Shares” of our consolidated financial statements for the year ended December 31, 2009 included in our Form 10-K Annual Report and are incorporated herein by reference.

Outstanding Equity Awards At Fiscal Year-End

The following table summarizes the unexercised stock options and unvested restricted stock held at the end of fiscal year 2009 by the executive officers named in the Summary Compensation Table.

	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Howard Root	1/22/2001	25,000	―	7.31	1/22/2011
	10/19/2001	25,000	―	2.51	10/19/2011
	2/18/2003	50,000	―	0.84	2/18/2013
	1/27/2004	50,000	―	6.74	1/27/2014
	1/28/2005	75,000	―	9.46	1/28/2015
						1/25/2006	6,250	52,438
						1/26/2007	17,500	146,825
						2/01/2008	25,000	209,750
						1/30/2009	25,000	209,750

James Hennen	4/16/2002	4,000	―	2.37	4/16/2012
	7/16/2002	6,000	―	1.45	7/16/2012
	2/18/2003	10,000	―	0.84	2/18/2013
	1/27/2004	10,000	―	6.74	1/27/2014
	1/28/2005	10,000	―	9.46	1/28/2015
						1/25/2006	5,000	41,950
						1/26/2007	5,000	41,950
						2/01/2008	10,000	83,900
						1/30/2009	10,000	83,900

James	10/19/2001	5,000	―	2.51	10/19/2011
Quackenbush	2/18/2003	46,000	―	0.84	2/18/2013
	2/18/2003	15,000	―	0.84	2/18/2013
	1/27/2004	15,000	―	6.74	1/27/2014
	1/28/2005	15,000	―	9.46	1/28/2015
						1/25/2006	2,500	20,975
						1/26/2007	5,000	41,950
						2/01/2008	10,000	83,900
						1/30/2009	10,000	83,900

William	10/19/2001	2,000	―	2.51	10/19/2011
Rutstein	2/18/2003	10,000	―	0.84	2/18/2013
	1/27/2004	4,000	―	6.74	1/27/2014
	1/28/2005	3,000	―	9.46	1/28/2015
						1/25/2006	1,000	8,390
						1/26/2007	2,000	16,780
						2/01/2008	4,000	33,560
						1/30/2009	10,000	83,900

Susan Christian	―	―	―	―	―
						10/20/2006	1,250	10,488
						1/26/2007	500	4,195
						2/01/2008	4,000	33,560
						1/30/2009	10,000	83,900

(1)

“Market Value” has been determined based on the last sale price of our common stock ($8.39) as reported on the NASDAQ Global Market on December 31, 2009, the last business day of the year, multiplied by the number of shares that have not vested.

(2)

Each restricted stock award vests 50% at the two-year anniversary of the date of grant, 25% at the third-year anniversary of the date of the grant, and 25% at the fourth-year anniversary of the date of grant.

Option Exercises and Stock Vested

The following table summarizes information with respect to stock option awards exercised and shares of restricted stock that vested during fiscal 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting($)(2)
Howard Root	150,000	363,098	23,750	215,825
James Hennen	—	—	10,000	89,050
James Quackenbush	4,000	27,015	7,500	67,750
William Rutstein	20,000	45,169	3,000	27,100
Susan Christian	—	—	1,750	15,770

(1)	Value determined by subtracting the exercise price per share from the market value per share of our common stock on the date of exercise.

(2)	Value determined by multiplying the number of restricted shares vested by the fair market value of our common stock on the date of vesting.

Employment Agreements, Separation Agreements, Termination and Potential Change in Control Payments

          We have entered into employment agreements with each of the named executive officers. The employment agreements provide for employment “at will” which may be terminated by either party for any reason upon ten business days’ prior written notice. The base salary and bonus for each of the named executive officers are determined by the Compensation Committee of our Board of Directors. During the term of his or her employment agreement and for a period of one year after its termination, each named executive officer is prohibited from competing with us in any entity whose business is directly competitive with our business.

          The employment agreements provide for the payment of certain benefits to the named executive officers if their employment terminates following a “change in control.” The agreements provide for benefits if an officer’s employment is terminated within 12 months following a change in control unless such termination was by us for cause, by the officer other than for “good reason,” or because of the officer’s disability or death. “Good reason” is defined as the termination of employment as a result of either a diminution in the officer’s responsibilities, a reduction in salary or benefits, or a relocation of our office of more than 50 miles. A “change in control” is generally defined as an acquisition of more than 50% of our outstanding common stock by any person or group, the merger, sale or dissolution of Vascular Solutions or the replacement of a majority of our Board of Directors with directors not recommended by the existing Board of Directors. The agreements provide for lump sum payments or payments periodically in accordance with our normal payroll practices in effect from time-to-time following termination in amounts equal to 12 times the officer’s monthly base salary.

          We also may grant our named executive officers options to purchase stock or shares of restricted stock pursuant to the Vascular Solutions, Inc. Stock Option and Stock Award Plan. Pursuant to the Restricted Stock Award Agreement used for restricted stock grants and the Incentive Stock Option Agreement used for stock option awards, all options or shares granted will vest upon a “change in control”, which has a definition similar to the definition in the employment agreement above, with an additional criteria that the majority of the existing members of the Board of Directors may make the determination that a change of control has occurred in their discretion.

          Pursuant to our Executive Incentive Compensation Plan, a plan participant whose employment has terminated and is not an active employee on the date an annual bonus is paid will not receive that bonus. The plan makes an exception for participants who, as a direct result of retirement, extended disability, or death will be eligible to receive a prorated bonus award directly or through a beneficiary, as applicable. The prorated bonus is determined by multiplying the annual bonus award which would have been earned in a full year by the fraction of the number of days of service during the year. We are unable to estimate what, if any, payments may be made pursuant to this provision of the Executive Incentive Compensation Plan.

          On December 31, 2009, we entered into a Separation Agreement and General Release (“Separation Agreement”) with James Quackenbush, the former Vice President of Manufacturing and a named executive officer. The Separation Agreement provided Mr. Quackenbush would remain an employee and continue to receive his salary and benefits through February 5, 2010. Specifically, Mr. Quackenbush received the following payments: (a) his current salary and benefits through February 5, 2010, (b) health insurance premiums through February 28, 2010; (c) payment for unused vacation time of $19,168.28; and (d) his 2009 year-end bonus. Mr. Quackenbush’s Separation Agreement also specified that three restricted stock grants with vesting dates prior to February 5, 2010 would continue to vest. Pursuant to the Separation Agreement, Mr. Quackenbush agreed to keep sensitive information about the Company confidential and agreed to comply with all post-termination provisions of his Employment Agreement, dated April 13, 2004. The duration of the post-termination non-competition obligations in Mr. Quackenbush’s employment agreement is one year from the termination of employment.

          The following table shows the potential payments upon certain termination events, retirement, death or a “change of control” of the Company on December 31, 2009 for each of our named executive officers.

Name	Type of Payment	Payments Upon Voluntary Termination, Retirement, For Cause Termination, or Death on 12/31/09 ($)	Any Change of Control on 12/31/09 ($)	Termination by the Company without Cause or Voluntary Termination by the Employee for Good Reason after a Change-in-Control on 12/31/09 ($)
Howard Root
	Cash Compensation (1)	―	―	350,000
	Stock Options (2)	―	―	―
	Restricted Stock Awards (3)	―	618,762	618,762
	Accrued Benefits (4)	33,654	―	33,654
	Total	33,654	618,762	1,002,416

James Hennen
	Cash Compensation (1)	―	―	210,000
	Stock Options (2)	―	―	―
	Restricted Stock Awards (3)	―	251,700	251,700
	Accrued Benefits (4)	16,357	―	16,357
	Total	16,357	251,700	478,057

James Quackenbush(5)
	Cash Compensation (1)	―	―	200,000
	Stock Options (2)	―	―	―
	Restricted Stock Awards (3)	―	230,725	230,725
	Accrued Benefits (4)	17,631	―	17,631
	Total	17,631	230,725	448,356

William Rutstein
	Cash Compensation (1)	―	―	190,000
	Stock Options (2)	―	―	―
	Restricted Stock Awards (3)	―	142,630	142,630
	Accrued Benefits (4)	6,805	―	6,805
	Total	6,805	142,630	339,435

Susan Christian
	Cash Compensation (1)	―	―	175,000
	Stock Options (2)	―	―	―
	Restricted Stock Awards (3)	―	132,142	132,142
	Accrued Benefits (4)	5,230	―	5,230
	Total	5,230	132,142	312,372

(1)	Payment based on fiscal year 2009 salary.

(2)	No amounts were determined for stock options as the options were fully vested at December 31, 2009.

(3)

The valuation of these restricted stock awards was calculated by multiplying the number of restricted stock awards available by the fair market value of the stock at December 31, 2009 ($8.39). In this event, the vesting period for the awards was accelerated.

(4)

The accrued vacation amount was determined by taking the executive officer’s yearly base salary and dividing that amount by 2,080 hours using a standard 40 hour per week work year. This hourly salary rate was then multiplied by the hours of vacation the executive officers’ had available to them at December 31, 2009.

(5)	Mr. Quackenbush’s employment with Vascular Solutions terminated effective February 5, 2010, and the company had no additional monetary obligations after that date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such executive officers, directors and greater than 10% beneficial owners are required by the regulations of the SEC to furnish us with copies of all Section 16(a) reports they file.

          Based solely on a review of the copies of such reports furnished to us and written representations from the executive officers and directors, we believe that all Section 16(a) filing requirements applicable to our executive officers and directors and greater than 10% beneficial owners have been timely met.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 8, 2010 by each person, or group of affiliated persons, who is known by us to own beneficially more than 5% of our common stock, each of our directors and nominees for director, each of our executive officers named in the Summary Compensation Table above and all of our directors and executive officers as a group.

          Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock under options held by that person that are currently exercisable or exercisable within 60 days of March 8, 2010 are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of each other person. The number of shares subject to options that each beneficial owner has the right to acquire within 60 days of March 8, 2010 is described in a footnote to each beneficial owner’s holdings.

          Except as indicated in the footnotes to this table, each shareholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them, and such shares are not subject to any pledge. Percentage of ownership is based on 16,640,723 shares of common stock outstanding on March 8, 2010.

Security Ownership of Certain Beneficial Owners and Management

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Entities affiliated with Stephens, Inc. (1)	2,132,954	12.8%
Howard Root (2)	688,703	4.1%
Richard Nigon (3)	105,500	*
James Quackenbush (4)	102,585	*
James Hennen (5)	81,312	*
Bill Rutstein (6)	67,503	*
Paul O’Connell (7)	63,000	*
John Erb (7)	62,000	*
Michael Kopp (7)	60,000	*
Jorge Saucedo (8)	50,000	*
Charmaine Sutton (9)	37,362	*
Susan Christian	33,631	*
All directors and executive officers as a group (15 persons) (10)	1,417,452	8.2%

*Less than 1%

(1)

1,610,034 of the shares are held by Stephens Vascular Preferred, LLC and 522,920 of the shares are held by Stephens Vascular Options, LLC. The address is 111 Center Street, Suite 2500, Little Rock, AR 72201. Stephens Vascular Preferred, LLC and Stephens Vascular Options, LLC are affiliates of Stephens Inc. and have contributed their shares of our common stock to a voting trust pursuant to which the trustee of the trust has sole voting power. The voting trust is required to vote such shares “for” or “against” proposals submitted to our shareholders in the same proportion as votes cast “for” and “against” those proposals by all other shareholders, excluding abstentions. The voting trust agreement also imposes substantial limitations on the sale or other disposition of the shares subject to the voting trust. The voting trust agreement expires in July 2010 or such earlier time as Stephens Inc. ceases to be a market maker of our common stock. The name and address of the trustee of the voting trust agreement are: Steve Patterson, 349 Colony Drive, Naples, Florida 34108.

(2)	Includes 225,000 shares which are not outstanding, but may be acquired within 60 days through the exercise of a stock option.

(3)

Includes 90,000 shares which are not outstanding, but may be acquired within 60 days through the exercise of a stock option. Includes 500 shares held by Mr. Nigon’s wife. Mr. Nigon disclaims beneficial ownership of the shares held in the name of his wife.

(4)

Includes 96,000 shares which are not outstanding, but may be acquired within 60 days through the exercise of a stock option. Includes 8,126 options held in constructive trust on behalf of a former spouse. Mr. Quackenbush disclaims beneficial ownership of the options held in constructive trust. Holdings current as of March 8, 2010.

(5)	Includes 40,000 shares which are not outstanding, but may be acquired within 60 days through the exercise of a stock option.

(6)	Includes 19,000 shares which are not outstanding, but may be acquired within 60 days through the exercise of a stock option.

(7)	Includes 60,000 shares which are not outstanding, but may be acquired within 60 days through the exercise of a stock option.

(8)	Includes 47,000 shares which are not outstanding, but may be acquired within 60 days through the exercise of a stock option.

(9)

Includes 30,000 shares which are not outstanding, but may be acquired within 60 days through the exercise of a stock option. Includes 2,362 shares held by Ms. Sutton’s husband. Ms. Sutton disclaims beneficial ownership of the shares held in the name of her husband.

(10)	Includes 729,000 shares which are not outstanding, but may be acquired within 60 days through the exercise of a stock option.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

          The Audit Committee of our Board of Directors is composed of the following non-employee directors: Mr. Erb, Mr. Nigon and Mr. O’Connell. Mr. Nigon currently serves as the Chairman of the Audit Committee. All of the members of the Audit Committee are independent for purposes of the NASDAQ Global Market listing requirements and the rules of the SEC. The Audit Committee recommends to the Board of Directors, and submits for shareholder ratification, the appointment of our independent registered public accounting firm.

          Management is responsible for our internal controls and the financial reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and issuing a report on our financial statements. The Audit Committee’s responsibility is to monitor and oversee these processes.

          In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and our independent registered public accounting firm. The Audit Committee discussed with our independent registered public accounting firm matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

          Our independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm the firm’s independence.

          Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm and the Audit Committee’s review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC.

Members of the Audit Committee:

Richard Nigon, Chairman
John Erb
Paul O’Connell

PROPOSAL 2:
AMEND AND RESTATE THE VASCULAR SOLUTIONS, INC.
EMPLOYEE STOCK PURCHASE PLAN TO EXTEND ITS TERM FOR TEN YEARS
AND TO MAKE OTHER CLARIFYING AMENDMENTS.

General

          On January 29, 2010, the Board amended and restated the Vascular Solutions, Inc. Employee Stock Purchase Plan (the “Plan”) to extend the term of the Plan for ten (10) years, subject to shareholder approval. Other amendments were made to remove references to our Initial Public Offering which occurred in 2000 and to update the definition of “Fair Market Value” to reflect the recent change in NASDAQ’s name to the NASDAQ Global Market. If the Amended and Restated Plan is approved by our shareholders, the term of the Plan will extend until April 22, 2020.

          A general description of the Plan is set forth below, but such description is qualified in its entirety by reference to the full text of the Plan, a copy of which may be obtained without charge upon written request to our General Counsel, Catherine Heaven.

Description of the Plan

          Purpose. The purpose of the Plan is to provide our employees with an opportunity to purchase shares of our common stock through periodic payroll deductions.

          Shares Available. Upon effectiveness in July 2000, a total of 500,000 shares were reserved for issuance under the Plan. The total number of shares of common stock available for issuance under the Plan has increased each year by the lesser of (i) 200,000 shares; and (ii) 2% of the total outstanding number of shares of common stock. If our shareholders approve the amended and restated Plan, the total number of shares of common stock available for issuance under the Plan will continue to increase each year by the same formula. At December 31, 2009, a total of 2,100,000 shares were reserved for issuance under the Plan, of which 1,248,654 shares have been issued and 851,346 shares remain available for issuance. The total number of shares allocated and the shares available for issuance may be proportionately adjusted if we have a stock split, reverse stock split, stock dividend, or combination or reclassification of common stock.

          Eligibility. All employees are eligible to participate in the Plan unless they are employed for less than 20 hours per week or own five percent (5%) or more of the total combined voting power or value of our common stock. As of December 31, 2009, 182 of our 266 full-time employees participated in the Plan.

          Purchasing Shares. The Plan is administered using overlapping 24 month offering periods (each referred to as an “Offering Period”). A new Offering Period begins every six months on May 1 and November 1 of each year. Eligible employees must complete a subscription agreement prior to the first day of an Offering Period (the “Offering Date”) to participate in an Offering Period. The subscription agreement must include the percentage of the employee’s regular cash compensation that he or she would like to deduct from their payroll check during each pay period. Employees may deduct one percent (1%) to ten percent (10%) of their regular cash compensation from each payroll check to apply to the Plan.

          Each Offering Period has four (4) six-month Purchase Periods, which begin on May 1 and November 1 of each year. Employee payroll deductions for participating employees are accumulated until the last day of each Purchase Period, currently April 30 and October 31 (“Purchase Date”). On the Purchase Date, the employee’s payroll deductions are used to purchase shares of common stock at 85% of the fair market value of a share of common stock on either the

Offering Date or the Purchase Date, whichever is lower. If the Purchase Date has a lower price, the employee will automatically be placed in the Offering Period beginning immediately after the Purchase Date.

          The Plan places a limit on the value and number of shares of common stock each employee may purchase. Each employee may purchase a maximum of 2,000 shares per Purchase Period and a maximum of 8,000 shares per Offering Period. The fair market value of shares of common stock purchased by each employee cannot exceed $25,000 in any calendar year.

          Withdrawal and Termination. By giving written notice, each employee may withdraw the entire amount accumulated under the Plan during a Purchase Period prior to the Purchase Date. Upon an employee’s termination of employment for any reason, including retirement or death, the employee’s participation in the Plan is automatically terminated.

          If Vascular Solutions is dissolved or liquidated, any Purchase Period or Offering Period will terminate immediately prior to the dissolution or liquidation. If we sell substantially all of our assets to another company or engage in a merger or consolidation where our stockholders will own less than 50% of shares of stock in the resulting company, the Plan will either be assumed by the successor corporation or a new Purchase Date will be set before the transaction is completed, after which the Plan will terminate.

          Plan Administration. The Board of Directors, or a committee appointed by them, interprets, supervises and administers the Plan and has the authority to adopt, amend and rescind any rules governing the Plan so long as they are consistent with the terms of the Plan. For example, the Board of Directors has the ability to change the duration and frequency of Offering Periods and Purchase Periods as well as the maximum and minimum percentages of regular cash contribution employees may contribute to purchase stock. Additionally, in the event of reorganization, recapitalization, consolidation, merger or other increase or reduction in the number of shares of common stock outstanding, the Board of Directors has the discretion to adjust the number of shares reserved under the plan as well as the price paid per share for common stock purchased under the Plan.

          Plan Benefits. Our employees have the ability to determine how much of their cash compensation they would like to allocate to the Plan, subject to the limits described above. They also have the ability to opt-out of the Plan at any time. As a result, we cannot calculate the benefits that our executive officers will receive if the amended and restated Plan is approved.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO
AMEND AND RESTATE THE VASCULAR SOLUTIONS, INC. EMPLOYEE STOCK PURCHASE PLAN
TO EXTEND ITS TERM FOR TEN YEARS AND MAKE OTHER CLARIFYING AMENDMENTS.

          The affirmative vote of a majority of the shares of our common stock present and entitled to vote at the 2010 annual meeting of shareholders is necessary to approve the amended and restated Employee Stock Purchase Plan. Proxies will be voted FOR the amendment unless otherwise specified.

PROPOSAL 3:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          While we are not required to do so, we are submitting the appointment of Baker Tilly Virchow, Krause, LLP (“Baker Tilly”) as our independent registered public accounting firm for our fiscal year ending December 31, 2010 for ratification in order to ascertain the views of our shareholders on this appointment. If the appointment is not ratified by the shareholders, the Audit Committee will reconsider its selection. It is not, however, obligated to appoint another independent registered public accounting firm.

          Representatives of Baker Tilly are expected to be present at the annual meeting of shareholders and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

          OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF BAKER TILLY AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

          The affirmative vote of a majority of the shares of our common stock present and entitled to vote at the 2010 annual meeting of shareholders is necessary to ratify the appointment of Baker Tilly. Proxies will be voted FOR ratifying the appointment unless otherwise specified.

ADDITIONAL INFORMATION ABOUT OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Audit Fees

          Fees billed or expected to be billed to us for audit services by Baker Tilly for the audit of our annual financial statements and for reviews of our financial statements included in our quarterly reports on Form 10-Q for the fiscal years ended December 31, 2009 and 2008 were $147,623 and $158,065, respectively.

Audit-Related Fees

          No fees were billed or are expected to be billed to us by Baker Tilly for audit-related services provided during the fiscal years ended December 31, 2009 and 2008.

Tax Fees

          No fees were billed or are expected to be billed to us by Baker Tilly for tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2009 or 2008.

All Other Fees

          No fees were billed or are expected to be billed to us by Baker Tilly for other services not included above during the fiscal years ended December 31, 2009 or 2008.

Pre-Approval Policies and Procedures

          The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax, and other services performed by our independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the Chair of the Audit Committee authority to approve permitted service, provided that the Chair reports any decisions to the Audit Committee at its next scheduled meeting. All of the services performed by our independent registered public accounting firm during 2009 and 2008 were pre-approved by the Audit Committee.

OTHER MATTERS

          As of this date, the Board of Directors does not know of any business to be brought before the annual meeting of shareholders other than as specified above. However, if any matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on such matters.

PROPOSALS FOR THE NEXT ANNUAL MEETING

          Any shareholder proposals to be considered for inclusion in our proxy material for the 2011 annual meeting of shareholders must be received at our principal executive office at 6464 Sycamore Court, Minneapolis, Minnesota 55369, no later than November 19, 2010. In connection with any matter to be proposed by a shareholder at the 2011 annual meeting, but not proposed for inclusion in our proxy material, the proxy holders designated by us for that meeting may exercise their discretionary voting authority with respect to that shareholder proposal if appropriate notice of that proposal is not received by us at our principal executive office by February 2, 2011.

By Order of the Board of Directors

James Hennen
Secretary

Dated: March 19, 2010

VASCULAR SOLUTIONS, INC.
EMPLOYEE STOCK PURCHASE PLAN

          The following constitute the provisions of the Employee Stock Purchase Plan of Vascular Solutions, Inc. as amended on April 22, 2010.

          1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

          2. Definitions.

          (a) “Board” means the Board of Directors of the Company.

          (b) “Code” means the Internal Revenue Code of 1986, as amended.

          (c) “Common Stock” means the Common Stock of the Company.

          (d) “Company” means Vascular Solutions, Inc., a Minnesota corporation.

          (e) “Compensation” means regular cash compensation received by an Employee from the Company or a Designated Subsidiary. By way of illustration, but not limitation, Compensation includes regular compensation such as salary, wages, overtime, shift differentials and commissions, but excludes bonuses, incentive compensation, relocation, expense reimbursements, tuition or other reimbursements and income realized as a result of participation in any stock option, stock purchase, or similar plan of the Company or any Designated Subsidiary.

          (f) “Continuous Status as an Employee” means the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Administrator, provided that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; or (iv) in the case of transfers between locations of the Company or between the Company and its Designated Subsidiaries.

          (g) “Contributions” means all amounts credited to the account of a participant pursuant to the Plan.

          (h) “Corporate Transaction” means a sale of all or substantially all of the Company’s assets, or a merger, consolidation or other capital reorganization of the Company with or into another corporation, or any other transaction or series of related transactions in which the Company’s stockholders immediately prior thereto own less than 50% of the voting stock of the Company (or its successor or parent) immediately thereafter.

          (i) “Designated Subsidiaries” means the Subsidiaries that have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan; provided however that the Board shall only have the discretion to designate Subsidiaries if the issuance of options to such Subsidiary’s Employees pursuant to the Plan would not cause the Company to incur adverse accounting charges.

          (j) “Employee” means any person, including an Officer, who is an Employee for tax purposes and who is customarily employed for at least twenty (20) hours per week by the Company or one of its Designated Subsidiaries.

          (k) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

          (l) “Offering Date” means the first business day of each Offering Period of the Plan.

          (m) “Offering Period” means a period of twenty-four (24) months commencing on November 1 and May 1 of each year.

          (n) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

          (o) “Plan” means this Employee Stock Purchase Plan.

          (p) “Purchase Date” means the last day of each Purchase Period of the Plan.

          (q) “Purchase Period” means a period of six (6) months within an Offering Period.

          (r) “Purchase Price” means with respect to a Purchase Period an amount equal to 85% of the Fair Market Value (as defined in Section 7(b) below) of a Share of Common Stock on the Offering Date or on the Purchase Date, whichever is lower.

          (s) “Share” means a share of Common Stock, as adjusted in accordance with Section 19 of the Plan.

          (t) “Subsidiary” means a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

          3. Eligibility.

          (a) Any person who is an Employee as of the Offering Date of a given Offering Period shall be eligible to participate in such Offering Period under the Plan, subject to the requirements of Section 5(a) and the limitations imposed by Section 423(b) of the Code.

          (b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company, or (ii) if such option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate that exceeds Twenty-Five Thousand Dollars ($25,000) of the Fair Market Value (as

defined in Section 7(b) below) of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

          4. Offering Periods and Purchase Periods.

          (a) Offering Periods. The Plan shall be generally implemented by a series of Offering Periods of twenty-four (24) months’ duration, with new Offering Periods commencing on or about May 1 and November 1 of each year (or at such other time or times as may be determined by the Board of Directors). The Plan shall continue until terminated in accordance with Section 19 hereof. The Board of Directors of the Company shall have the power to change the duration and/or the frequency of Offering Periods with respect to future offerings without stockholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected.

          (b) Purchase Periods. Each Offering Period shall generally consist of four (4) consecutive Purchase Periods of six (6) months’ duration. The last day of each Purchase Period shall be the “Purchase Date” for such Purchase Period. A Purchase Period commencing on May 1 shall end on the next October 31. A Purchase Period commencing on November 1 shall end on the next April 30. The Board of Directors of the Company shall have the power to change the duration and/or frequency of Purchase Periods with respect to future purchases without stockholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Purchase Period to be affected.

          5. Participation.

          (a) An eligible Employee may become a participant in the Plan by completing a subscription agreement on the form provided by the Company and filing it with the Company’s Human Resources Department or the stock brokerage or other financial services firm designated by the Company (the “Designated Broker”) prior to the applicable Offering Date, unless a later time for filing the subscription agreement is set by the Board for all eligible Employees with respect to a given Offering Period. The subscription agreement shall set forth the percentage of the participant’s Compensation (subject to Section 6(a) below) to be paid as Contributions pursuant to the Plan.

          (b) Payroll deductions shall commence on the first full payroll following the Offering Date and shall end on the last payroll paid on or prior to the last Purchase Period of the Offering Period to which the subscription agreement is applicable, unless sooner terminated by the participant as provided in Section 10.

          (c) Participants are responsible for the payment of all income taxes, employment, social insurance, welfare and other taxes under applicable law relating to any amounts deemed under the laws of the country of their residency or of the organization of the Subsidiary which employs them to constitute income arising out of the Plan, the purchase and sale of Shares pursuant to the Plan and the distribution of Shares or cash to the participant in accordance with the Plan. Each participant, by participating in the Plan, authorizes the Company or the relevant Subsidiary to make appropriate withholding deductions from each participant’s compensation, which shall be in addition to any payroll deductions made pursuant to Section 6 below, and to pay such amounts to the appropriate tax authorities in the relevant country or countries in order to satisfy any of the above tax liabilities of the participant under applicable law.

          6. Method of Payment of Contributions.

          (a) A participant shall elect to have payroll deductions made on each payday during the Offering Period in an amount not less than one percent (1%) and not more than ten percent (10%) (or such other percentage as the Board may establish from time to time before an Offering Date) of such participant’s

Compensation on each payday during the Offering Period. All payroll deductions made by a participant shall be credited to his or her account under the Plan. A participant may not make any additional payments into such account, except as provided in Section 11.

          (b) A participant may discontinue his or her participation in the Plan as provided in Section 10, or, unless otherwise provided by the Administrator, on one occasion only during a Purchase Period may increase and on one occasion only during a Purchase Period may decrease the rate of his or her Contributions with respect to the ongoing Offering Period by completing and filing with the Company a new subscription agreement authorizing a change in the payroll deduction rate. The change in rate shall be effective as of the beginning of the next pay period following the date of filing of the new subscription agreement, if the agreement is filed at least ten (10) business days prior to such date and, if not, as of the beginning of the next succeeding pay period.

          (c) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) herein, a participant’s payroll deductions may be decreased during any Offering Period scheduled to end during the current calendar year to 0%. Payroll deductions shall re-commence at the rate provided in such participant’s subscription agreement at the beginning of the first Offering Period that is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10.

          7. Grant of Option.

          (a) On the Offering Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on each Purchase Date a number of Shares of the Company’s Common Stock determined by dividing such Employee’s Contributions accumulated prior to such Purchase Date and retained in the participant’s account as of the Purchase Date by the applicable Purchase Price; provided however that the maximum number of Shares an Employee may purchase during each Purchase Period of each Offering Period shall be 2,000 Shares, such that the maximum number of Shares an Employee may purchase during each Offering Period shall be 8,000 Shares (subject to any adjustment pursuant to Section 19 below), and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 13 of this Plan and Section 423 of the Code.

          (b) The fair market value of the Shares on a given date (the “Fair Market Value”) shall be determined by such methods or procedures as shall be established from time to time by the Board, or a committee named by the Board under Section 14 of the Plan, in its discretion. Notwithstanding the foregoing, unless otherwise determined by the Board, the Fair Market Value of a Share on a given date for purposes of the Plan shall be the closing sale price of such Share on the NASDAQ Global Market as reported on the consolidated transaction reporting system of such exchange on such date or, if such exchange is not open for trading on such date, on the most recent preceding date that such exchange is open for trading.

          8. Exercise of Option. Unless a participant withdraws from the Plan as provided in Section 10, his or her option for the purchase of Shares will be exercised automatically on each Purchase Date of an Offering Period, and the maximum number of full Shares subject to the option will be purchased at the applicable Purchase Price with the accumulated Contributions in his or her account. No fractional Shares shall be issued. Any payroll deductions accumulated in a participant’s account that are not sufficient to purchase a full Share shall be retained in the participant’s account for the subsequent Purchase Period or Offering Period, subject to earlier withdrawal by the participant as provided in Section 10 below. Any other amounts left over in a participant’s account after a Purchase Date shall be returned to the participant. The Shares purchased upon exercise of an option hereunder shall be deemed to be transferred to the participant on the Purchase Date. During his or her lifetime, a participant’s option to purchase Shares hereunder is exercisable only by him or her.

          9. Delivery. Within thirty (30) days after each Purchase Date of each Offering Period, the number of Shares purchased by each participant upon exercise of his or her option shall be deposited into an account established in the participant’s name with the Designated Broker.

          10. Voluntary Withdrawal; Termination of Employment.

          (a) A participant may withdraw all but not less than all the Contributions credited to his or her account under the Plan at any time prior to each Purchase Date by giving written notice to the Company or the Designated Broker, as directed by the Company. All of the participant’s Contributions credited to his or her account will be paid to him or her promptly after receipt of his or her notice of withdrawal and his or her option for the current period will be automatically terminated, and no further Contributions for the purchase of Shares will be made during the Offering Period.

          (b) Upon termination of the participant’s Continuous Status as an Employee prior to the Purchase Date of an Offering Period for any reason, including retirement or death, the Contributions credited to his or her account will be returned to him or her or, in the case of his or her death, to the person or persons entitled thereto under Section 14, and his or her option will be automatically terminated.

          (c) In the event an Employee fails to remain in Continuous Status as an Employee of the Company for at least twenty (20) hours per week during the Offering Period in which the employee is a participant, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to his or her account will be returned to him or her and his or her option terminated.

          (d) A participant’s withdrawal from an offering will not have any effect upon his or her eligibility to participate in a succeeding offering or in any similar plan that may hereafter be adopted by the Company.

          11. Automatic Withdrawal. If the Fair Market Value of the Shares on any Purchase Date of an Offering Period is less than the Fair Market Value of the Shares on the Offering Date for such Offering Period, then every participant shall automatically (i) be withdrawn from such Offering Period at the close of such Purchase Date and after the acquisition of Shares for such Purchase Period, and (ii) be enrolled in the Offering Period commencing on the first business day subsequent to such Purchase Period.

          12. Interest. No interest shall accrue on the Contributions of a participant in the Plan.

          13. Stock.

          (a) Subject to adjustment as provided in Section 19, the maximum number of Shares which shall be made available for sale under the Plan shall be 500,000 Shares, plus an automatic annual increase on the first day of each of the Company’s fiscal years beginning in 2002 and ending in 2020 equal to the lesser of (i) 200,000 Shares, (ii) two percent (2%) of the Shares outstanding on the last day of the immediately preceding fiscal year, or (iii) a lesser amount determined by the Board. If the Board determines that, on a given Purchase Date, the number of shares with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Offering Date of the applicable Offering Period, or (ii) the number of shares available for sale under the Plan on such Purchase Date, the Board may in its sole discretion provide (x) that the Company shall make a pro rata allocation of the Shares of Common Stock available for purchase on such Offering Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Purchase Date, and continue all Offering Periods then in effect, or (y) that the Company shall make a pro rata allocation of the shares available for purchase on such Offering Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Purchase Date, and terminate any or all Offering Periods then in effect pursuant to Section 20 below. The Company may make pro rata allocation of the Shares available on the Offering Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s stockholders subsequent to such Offering Date.

          (b) The participant shall have no interest or voting right in Shares covered by his or her option until such option has been exercised.

          (c) Shares to be delivered to a participant under the Plan will be registered in the name of the participant or in the name of the participant and his or her spouse.

          14. Administration.

          (a) The Board, or a committee named by the Board, shall supervise and administer the Plan and shall have full power to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of the Plan and not inconsistent with the Plan, to construe and interpret the Plan, and to make all other determinations necessary or advisable for the administration of the Plan.

          (b) The Board, or a committee named by the Board, shall, to the extent necessary or desirable, establish any special rules for Employees, former Employees or participants located in any particular country other than the United States. Such rules shall be set forth in Appendices to the Plan, which shall be deemed incorporated into and form part of the Plan.

          15. Designation of Beneficiary.

          (a) A participant may designate a beneficiary who is to receive any Shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to the end of a Purchase Period but prior to delivery to him or her of such Shares and cash. In addition, a participant may designate a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to the Purchase Date of an Offering Period. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective. Beneficiary designations under this Section 15(a) shall be made as directed by the Company’s Human Resources Department.

          (b) Such designation of beneficiary may be changed by the participant (and his or her spouse, if any) at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such Shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

          16. Transferability. Neither Contributions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 15) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 10.

          17. Use of Funds. All Contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such Contributions.

          18. Reports. Individual accounts will be maintained for each participant in the Plan. Statements of account will be provided to participating Employees by the Company or the Designated Broker at least annually, which statements will set forth the amounts of Contributions, the per Share Purchase Price, the number of Shares purchased and the remaining cash balance, if any.

          19. Adjustments Upon Changes in Capitalization; Corporate Transactions.

          (a) Adjustment. Subject to any required action by the stockholders of the Company, the number of Shares covered by each option under the plan that has not yet been exercised and the number of Shares that have been authorized for issuance under the Plan but have not yet been placed under option (collectively, the “Reserves”), as well as the maximum number of shares of Common Stock that may be purchased by a participant in a Purchase Period, the number of shares of Common Stock set forth in Section 13(a)(i) above, and the price per Share of Common Stock covered by each option under the Plan that has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock (including any such change in the number of Shares of Common Stock effected in connection with a change in domicile of the Company), or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company; provided however that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an option.

          (b) Corporate Transactions. In the event of a dissolution or liquidation of the Company, any Purchase Period and Offering Period then in progress will terminate immediately prior to the consummation of such action, unless otherwise provided by the Board. In the event of a Corporate Transaction, each option outstanding under the Plan shall be assumed or an equivalent option shall be substituted by the successor corporation or a parent or Subsidiary of such successor corporation. In the event that the successor corporation refuses to assume or substitute for outstanding options, each Purchase Period and Offering Period then in progress shall be shortened and a new Purchase Date shall be set (the “New Purchase Date”), as of which date any Purchase Period and Offering Period then in progress will terminate. The New Purchase Date shall be on or before the date of consummation of the transaction and the Board shall notify each participant in writing, at least ten (10) days prior to the New Purchase Date, that the Purchase Date for his or her option has been changed to the New Purchase Date and that his or her option will be exercised automatically on the New Purchase Date, unless prior to such date he or she has withdrawn from the Offering Period as provided in Section 10. For purposes of this Section 19, an option granted under the Plan shall be deemed to be assumed, without limitation, if, at the time of issuance of the stock or other consideration upon a Corporate Transaction, each holder of an option under the Plan would be entitled to receive upon exercise of the option the same number and kind of shares of stock or the same amount of property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to the transaction, the holder of the number of Shares of Common Stock covered by the option at such time (after giving effect to any adjustments in the number of Shares covered by the option as provided for in this Section 19); provided however that if the consideration received in the transaction is not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Board may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in Fair Market Value to the per Share consideration received by holders of Common Stock in the transaction.

          The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per Share of Common Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of Shares of its outstanding Common Stock, and in the event of the Company’s being consolidated with or merged into any other corporation.

          20. Amendment or Termination.

          (a) The Board may at any time and for any reason terminate or amend the Plan. Except as provided in Section 19, no such termination of the Plan may affect options previously granted, provided that the Plan or an Offering Period may be terminated by the Board on a Purchase Date or by the Board’s setting a new Purchase Date with respect to an Offering Period and Purchase Period then in progress if the Board determines that termination of the Plan and/or the Offering Period is in the best interests of the Company and the stockholders or if continuation of the Plan and/or the Offering Period would cause the Company to incur adverse accounting charges as a result of a change after the effective date of the Plan in the generally accepted accounting rules applicable to the Plan. Except as provided in Section 19 and in this Section 20, no amendment to the Plan shall make any change in any option previously granted that adversely affects the rights of any participant. In addition, to the extent necessary to comply with Rule 16b-3 under the Exchange Act, or under Section 423 of the Code (or any successor rule or provision or any applicable law or regulation), the Company shall obtain stockholder approval in such a manner and to such a degree as so required.

          (b) Without stockholder consent and without regard to whether any participant rights may be considered to have been adversely affected, the Board (or its committee) shall be entitled to change the Offering Periods and Purchase Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Board (or its committee) determines in its sole discretion advisable that are consistent with the Plan.

          21. Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

          22. Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, applicable state securities laws and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

          As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

          23. Term of Plan; Effective Date. The Plan initially became effective on July 18, 2000. If the Plan, as amended by the Board in 2010, is not approved by the shareholders prior to April 30, 2010, then the Plan shall terminate on July 18, 2010. If the Plan, as amended by the Board in 2010, is approved by the shareholders prior to April 30, 2010, then the Plan shall continue in effect for a term of ten (10) years from the date of such approval, unless sooner terminated under Section 20.

          24. Additional Restrictions of Rule 16b-3. The terms and conditions of options granted hereunder to, and the purchase of Shares by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such options shall contain, and the Shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

          25. Miscellaneous. Nothing in this Plan shall confer on any participant any express or implied right of continued employment by the Company or any Subsidiary, whether for the duration of the Plan or otherwise. Nothing in this Plan shall confer on any person any legal or equitable right against the Company or any of its affiliates, directly or indirectly, or give rise to any cause of action at law or in equity against the Company or any of its affiliates. Neither the Shares purchased hereunder nor any other benefits conferred hereby, including the right to purchase Shares at a discount, shall form any part of the wages or salary of any Employee for purposes of severance pay or termination indemnities, irrespective of the reason for termination of employment. Under no circumstances shall any person ceasing to be an employee of the Company or any of its affiliates be entitled to any compensation for any loss or any right or benefit under this Plan which such employee might otherwise have enjoyed but for termination of employment, whether such compensation is claimed by way of damages for wrongful or unfair dismissal, breach of contract or otherwise.

          26. Acceptance of Terms. By participating in the Plan, each participant shall be deemed to have accepted all the conditions of the Plan and the terms and conditions of any rules and regulations adopted by the Board or its committee administering the Plan and shall be fully bound thereby.

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.	Election of directors:	01 John Erb	04 Paul O’Connell	07 Charmaine Sutton	☐	Vote FOR	☐	Vote WITHHELD
		02 Michael Kopp	05 Howard Root			all nominees		from all nominees
		03 Richard Nigon	06 Jorge Saucedo			(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To amend and restate the Vascular Solutions, Inc. Employee Stock Purchase Plan to extend its term for ten years and make any other clarifying amendments.	☐	For	☐	Against	☐	Abstain

3.	Proposal to ratify the selection of Baker Tilly Virchow Krause, LLP as independent auditor of the Company for the year ending December 31, 2010.	☐	For	☐	Against	☐	Abstain

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box	☐	Indicate changes below:	Date __________________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, April 22, 2010
1:30 p.m.

Radisson Hotel & Conference Center
3131 Campus Drive
Plymouth, MN 55441

Vascular Solutions, Inc. 6464 Sycamore Court Minneapolis, MN 55369	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 22, 2010.

The shares of stock you hold will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Howard Root and James Hennen, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.
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